UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2017

LiqTech International, Inc.

(Exact name of registrant as specified in charter)

Nevada	000-53769	20-1431677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Industriparken 22C, 2750 Ballerup, Denmark
(Address of principal executive offices)

+4544986000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2017, at a special meeting of the Board of Directors (the “Board”) of LiqTech International, Inc., a Nevada corporation (the “Company”), the Board accepted the amicable resignations of Paul Burgon and Michael S. Barish as directors of the Company. The Board recognized and thanked Mr. Burgon and Mr. Barish for their years of dedicated service and numerous contributions to the Company. Also at the special meeting, the Board appointed Alexander J. Buehler and Peyton Boswell to replace Mr. Burgon and Mr. Barish as directors, effective immediately.

Mr. Buehler has served as the Chief Executive Officer and as a director of EMS USA, Inc., a provider of pipeline and facility maintenance and construction, since July of 2014. From May of 2011 to June of 2014, Mr. Buehler served as Chief Financial Officer of Energy Recovery, Inc., a publically traded provider of energy recovery products to the water, oil & gas, and chemical industries. Mr. Buehler previously served in executive leadership positions at Insituform Technologies, Inc., and worked for five years in the U.S. Army Corps of Engineers. He received a B.S. in Civil Engineering from the United States Military Academy at West Point and an MBA in Finance from the Wharton School at the University of Pennsylvania.

Mr. Buehler will serve on the Compensation Committee, the Governance Committee, and as Chair of the Audit Committee. The Board has determined that Mr. Buehler qualifies as an “Audit Committee Financial Expert” as defined in Item 407(d)(5) of Regulation S-K. Mr. Buehler will receive compensation as follows: (i) $25,000 in cash per annum for service an independent director, (ii) $10,000 in cash per annum for service as the Chair of the Audit Committee and (iii). an initial grant of 100,000 shares of common stock grant that vest over a three year period, followed by a grant of $30,000 in shares of common stock per annum after full vesting of the initial 100,000 share grant. There are no actual or proposed transactions between Mr. Buehler or any of his related persons and the Company that would require disclosure under Item 404(a) of Regulation S-K in connection with his appointment as a director.

Mr. Boswell has served as Managing Director of EnterSolar, LLC, a provider of commercial solar photovoltaic solutions, since September of 2010. Before joining EnterSolar, Mr. Boswell led solar development activities for Fortistar, and was the founder of RenewCo V.I., a renewable energy development firm based in the U.S. Virgin Islands. Prior to entering the solar industry, Peyton was a finance and investment banking professional for 15 years with J.P. Morgan and Bank of America, primarily focused on private equity transactions, M&A advisory services, and the coverage of corporate clients across a range of industry groups. Mr. Boswell is a Chartered Financial Analyst (CFA) and has a NABCEP Technical Sales Certification. He earned a BA from Cornell University and holds an MBA from Columbia Business School.

Mr. Boswell will serve on the Compensation Committee, the Governance Committee and the Audit Committee. Mr. Boswell will receive compensation as follows: (i) $25,000 in cash per annum for service an independent director and (ii) an initial grant of 100,000 shares of common stock grant that vest over a three year period, followed by a grant of $30,000 in shares of common stock per annum after full vesting of the initial 100,000 share grant. There are no actual or proposed transactions between Mr. Boswell or any of his related persons and the Company that would require disclosure under Item 404(a) of Regulation S-K in connection with his appointment as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LIQTECH INTERNATIONAL, INC.

Date: August 14, 2017	/s/ Soren Degn
Soren Degn
Chief Financial Officer